CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated March 1, 1996, relating to the statement of assets and liabilities of the Balanced Portfolio, Managed Bond Portfolio, Growth Stock Portfolio, Money Market Portfolio and U.S. Government Securities Portfolio (constituting the Phoenix Duff & Phelps Institutional Mutual Funds), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Additional Information" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
Boston, Massachusetts
March 1, 1996